                                                                   EXHIBIT 10.23

       PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE STAMPED `CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN
      SEPARATELY FILED WITH THE COMMISSION,' THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH A STAR (*).








                            WEST TEXAS LPG PIPELINE

                         LIMITED PARTNERSHIP AGREEMENT

                            WEST TEXAS LPG PIPELINE

                         LIMITED PARTNERSHIP AGREEMENT

                               TABLE OF CONTENTS

1.   Definitions

2.   Creation of Partnership; Name

3.   Principal Office

4.   Duration of the Partnership

5.   Purposes

6.   Partnership Property
     6.1 Contribution of Existing Property
     6.2 Title to Property
     6.3 Assumption of Rights and Obligations Applicable to System

7.   Warranties of Partners

8.   Management
     8.1    Partnership Committee
     8.2    Officials of the Partnership Committee and Terms of Service
            Thereon
     8.3    General Provisions Regarding the Partnership Committee
     8.4    Meetings of the Partnership Committee
     8.5    Authority of the Partnership Committee
     8.6    Voting
     8.7    No Management by Individual Partners

9.   Book Capital Accounts and Capital Contributions
     9.1    Book Capital Accounts of the Partners
     9.2    Capital Contributions

10.  Distributions
     10.1   Allocation
     10.2   Distributions

12.  Audit

13.  Partner's Covenant Against Encumbrances and Attachments

14.      Limitation on Partner's Liabilities Regarding Partnership
         Contracts

15.      Cross Indemnification
         15.1   Indemnity
         15.2   Reimbursement
         15.3   Sharing of Uncovered Losses

16.      Tax Provisions
         16.1   Status of Partnership
         16.2   Tax Returns, Proceedings and Elections
         16.3   Tax Definitions
         16.4   Tax Allocations

17.      Transfer of Ownership Interests
         17.1   Limitation on Assignments
         17.2   Permitted Transfers
         17.3   Transfers to Affiliates
         17.4   Limitation on Dispositions to Avoid Termination
         17.5   Relative Liabilities of Old and New Partners

18.      Extensions to and Expansion of the System

19.      Default by Partners
         19.1   Failure to Make Contributions
         19.2   Expulsion of Partners
         19.3   Treatment of Book Capital Account of Expelled Partner
         19.4   Other Obligations of Expelled Partner

20.      Dissolution and Winding Up of the Partnership
         20.1   Dissolution
         20.2   Continuance of Business After Dissolution
         20.3   Liquidation of the Partnership
         20.4   Winding Up of the Partnership

21.      Further Assurance

22.      Waiver

23.      Independent Conduct

24.      Applicable Law

25.      Subject to Applicable Law

26.     Severability

27.     Headings

28.     Binding Effect

29.     Benefits of Agreement Restricted to Parties

30.     Counterparts

31.     Entire Agreement

32.     Amendment

33.     Notices

EXHIBIT A - Ownership Percentages

EXHIBIT B - Map of the System

EXHIBIT C - Financial Responsibility Requirements

EXHIBIT D - Enabling Agreement

EXHIBIT E - Tax Matters

                            WEST TEXAS LPG PIPELINE

                         LIMITED PARTNERSHIP AGREEMENT


     THIS IS AN AGREEMENT, dated as of September 1, 1996, between WTLPS, Inc., a Delaware corporation (hereinafter "WTLPS"), WPC LP, Inc., a Delaware corporation (hereinafter "WPCLP"), Chevron Raven Ridge Pipe Line Company, a Delaware corporation (hereinafter "CRR"), and Chevron Pipe Line Company, a Delaware corporation (hereinafter "CPL").

     WHEREAS, the Partners desire to create a Limited Partnership to own a common carrier pipeline system for the transportation of LPG from various points in New Mexico and Texas to various points in Texas.

     THEREFORE, the Partners  hereby agree as follows:

     1. Definitions

          As used in this Agreement the following words and terms shall have the meanings set forth below.

          1.1 "Act" means the Texas Revised Limited Partnership Act, as set forth in R.C.S., Art. 6132a-1, as amended from time to time.

          1.2 "Affiliate" means, with respect to any Person, (i) any other Person which beneficially owns, directly or indirectly, 50% or more of such Person's stock or 50% or more of the ownership interest entitled to vote in such Person, or (ii) any other Personas to which 50% or more of the voting stock or 50% or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in the preceding clause (i).

          1.3 "Agreement" means this West Texas LPG Pipeline Limited Partnership Agreement.

          1.4  "Book Capital Account" means the account described in Section
9.1.

          1.5 "Business Day" means a day on which the Federal Reserve Bank in New York City is open for business.

          1.6 "Calendar Year" means a year beginning on the first day of January and ending on the thirty-first day of December, except that for the first year of operation, the Calendar Year shall begin on the date on which the Partnership is established and end on December 31, 1996.

          1.7    "CPL" means Chevron Pipe Line Company.

          1.8  "CRR" means Chevron Raven Ridge Pipe Line Company.

          1.9 "Credit Worthy Affiliate" means an Affiliate of a potential new Partner, which meets the Financial Responsibility Requirements set forth in Exhibit C and which has executed an Enabling Agreement as set forth in Exhibit D.

          1.10  "Current Liabilities" means the current liabilities described in
Section 18.3.

          1.11 "Dissolving Partner" or "Dissolving Partners" means the Partner or Partners who cause a dissolution of the Partnership as described in Article 19.

          1.12 "Distributable Cash" means the gross cash proceeds from Partnership operations (including sales and dispositions of property in the ordinary course of business) less the portion thereof used to pay or establish reasonable reserves approved by the Partnership Committee for all Partnership expenses, Guaranteed Payments, debt payments, capital improvements, replacements and contingencies, all as determined by the Partnership Committee. Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of cash reserves previously established.

          1.13 "Effective Date" means the date on which this Agreement is executed by all of the parties listed first above.

          1.14 "Enabling Agreement" means the agreement attached hereto as Exhibit D.

          1.15 "Fiscal Year" means the fiscal year of the Partnership as designated in Article 11, except that for the first year of operation, the Fiscal Year shall begin on the date on which the Partnership is established and end on December 31, 1996.

          1.16  "GAAP" means generally accepted accounting principles.

          1.17 "General Partner" means WTLPS, CPL, or any Person who hereafter becomes a General Partner by succession of interest hereunder, or by change of classification under the provisions of Section 8.8.

          1.18 "Indemnifying Partner" means each Partner undertaking the indemnity obligations described in Sections 15.1 and 15.2.

          1.19  "LPG" means liquefied petroleum gas or Petroleum Products.

          1.20 "Limited Partner" means WPCLP, CRR, or any Person who hereafter becomes a Limited Partner by succession of interest hereunder or by change of classification under the provisions of Section 8.8.

          1.21 "Member" means a Partner's designated representative on the Partnership Committee.

          1.22  "WTLPS" means WTLPS, Inc..

          1.23 "WPCLP" means WPC LP, Inc..

          1.24 "Non-Current Liabilities" means the non-current liabilities described in Section 19.3.

          1.25 "Operating Agreement" means the agreement for the operation of the System.

          1.26 "Operator" means the Person designated as the operator of the System in the Operating Agreement.

          1.27 "Ownership Interest" means the respective ownership percentage of a Partner in the Partnership as set forth in Exhibit A hereto, as amended from time to time.

          1.28 "Partner" means any party to this Agreement, including any Person who may hereafter become a party to this Agreement.

          1.29 "Partnership" means the West Texas LPG Pipeline System Limited Partnership.

          1.30 "Partnership Committee" means the committee designated to manage the affairs of the Partnership in Section 8.1(a) of this Agreement.

          1.31 "Person" means any individual, partnership, association, trust, corporation or other entity.

          1.32 "Partnership Property" means all property acquired by the Partnership by contribution, purchase or otherwise.

          1.33 "Petroleum Products" means natural gasoline, ethane, propane, isobutane, normal butane, and pentane or mixtures thereof, recovered from gasoline recovery plants and gas recycling plants as defined from time to time by the Gas Processors Association.

          1.34 "Proposed Transferee" means a Person to whom a Transferring Partner intends to transfer all or a portion of its Ownership Interest in the Partnership.

          1.35 "Purchase Agreement" means an agreement between a Transferring Partner and a Proposed Transferee as described in Section 17.2(a).

          1.36 "Related Company" means an Affiliate of a Partner which acquires all or a portion of a Partner's Ownership Interest in the Partnership.

          1.37 "Remaining Partners" means all Partners other than a Transferring Partner.

          1.38 "System" means the pipeline system described in Article 5 and depicted on Exhibit B attached hereto, and any additions or modifications made thereto after this Agreement becomes effective.

          1.39 "Transfer Document" means the document or instrument evidencing the transfer of an interest in the Partnership Property to the Partnership;

          1.40 "Transferring Partner" means a Partner who transfers all or a portion of its Ownership Interest in the Partnership pursuant to Article 17.

     2.  Creation of Partnership; Name

          The Partners hereby create a limited partnership under the provisions of the Act, with CPL and WTLPS being the initial General Partners, and WPCLP and CRR being the initial Limited Partners, and with each Partner initially owning that percentage of the total Ownership Interests in the Partnership set forth in Exhibit A attached hereto. Said Ownership Interests shall be amended from time to time to reflect assignments and transfers of a Partner's Ownership Interest in the Partnership as provided for herein. At all times, the sum of all Partners' Ownership

Interests shall total 100 percent. The name of the Partnership shall be West Texas LPG Pipeline Limited Partnership.

     3.  Principal Office

          The principal office of the Partnership shall be maintained at 1400 Woodloch Forest Drive, The Woodlands, Texas 77380 or at such other address as agreed by the Partnership Committee.

     4.  Duration of the Partnership

          The Partnership shall commence as of the Effective Date and shall terminate, unless sooner terminated pursuant to this Agreement or extended by agreement of the Partners, on December 31, 2046. This Agreement shall terminate when the Partnership has been wound up and liquidated, all assets of the Partnership have been distributed or disposed of, and all liabilities and obligations of the Partnership (and of each Partner as they relate to the Partnership) have been fully discharged, satisfied or provided for as provided in Article 20.

     5. Purposes

          The Partnership is created for the purposes of: (a) owning the System for the common carrier transportation of LPG from various points in New Mexico and Texas to various points in Texas as depicted on the attached Exhibit B, as it may be amended from time to time; (b) causing the System to be operated, maintained, repaired and, if appropriate in the judgment of and directed by the Partnership Committee, expanded, extended, changed in direction or use, replaced, removed

                                             Confidential Treatment Requested.
                                                The redacted material has been
                                           separately filed with the Commission.

  or abandoned in place; (c) causing any facilities, property or property rights, equipment, or services related to or required in connection with any of the above described activities to be procured, constructed, operated, maintained, repaired, replaced, sold, disposed of, removed, or abandoned in place; (d) any other purposes related to and necessary or appropriate in the judgment of the Partnership Committee to implement any of the foregoing; and
  (e) any other legal purpose unanimously approved by the Partners.

     6. Partnership Property

          6.1 Contribution of Existing Property. The initial contributions of each Partner to the Partnership shall be their respective shares of undivided interests in and to the property described elsewhere in this Agreement as the Partnership Property; and CPL and CRR shall pay to the Partnership (in proportion to their respective Ownership Interest) the entire initial working
* capital needed to operate the System in the amount of REDACTED; provided, however, in the event WTLPS or WPCLP withdraws from the Partnership, other than as a result of an assignment to an Affiliate as provided herein, at such time of withdrawal, WTLPS or WPCLP, as the case may be, shall reimburse CPL and CRR for its share of such initial contribution of working capital. Should WTLPS or WPCLP dispose of a portion of its Ownership Interest in the Partnership, at such time of disposition, WTLPS or WPCLP shall reimburse CPL and CRR for the proportionate share of the initial contribution of working capital equal to the percentage of Ownership Interest disposed.

          6.2 Title to Property. The title to all Partnership Property shall be held in the name of the Partnership unless otherwise approved by the Partnership Committee; provided, however, licenses, permits, easements and rights-of-way necessary for the operation of the System may be held in the name of the Operator who will act as agent on behalf of the Partnership.

          6.3 Assumption of Rights and Obligations Applicable to System. The Partnership shall be bound by the terms of that certain Rate Case Settlement Agreement approved by the Federal Energy Regulatory Commission on April 30, 1996, Docket No. IS94-32-000 relating to the System and applicable to CPL or CRR subsequent to the Effective Date of the Partnership Agreement but shall not assume any reimbursement obligations arising out of the Rate Case Settlement Agreement covering time periods prior to the Effective Date. The Partnership shall adopt the tariffs for the System in effect on the Effective Date of this Agreement.

     7. Warranties of Partners

          7.1  Organization

          (a) Each Partner, upon becoming a party to this Agreement, represents, warrants and agrees that:

          (b) It is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

          (c) It will not voluntarily cause a dissolution or termination of the Partnership by failure to maintain its corporate existence or by any other act or omission to act;

          (d) The execution, delivery and performance of this Agreement have been duly authorized, and this Agreement, when executed and delivered, will be valid and binding on it; and

          (e) The execution and delivery of this Agreement does not contravene any provision of, or constitute a default under, any relevant material indenture, mortgage or other agreement binding on such Partner or any valid order of any court, commission or governmental agency to which such Partner is subject.

     8.  Management

          8.1  Partnership Committee

          8.1(a)  Composition of the Committee.   The Partnership shall be
managed by a Partnership Committee composed of one Member representing each Partner. Each Partner shall designate its Member of the Partnership Committee, whose vote shall be based on that Partner's Ownership Interest. The Members of the Partnership Committee shall be designated by the Partners by notice to each other immediately after the Effective Date, and the Members shall serve until their successors' designations shall become effective. A person may be designated by more than one Partner as a Member to represent each such Partner and such Member shall be regarded as representing more than one Partner for purposes of a required quorum under Section 8.4.

          8.1(b) Replacement of Committee Members. If any Member of the Partnership Committee dies, resigns, or becomes incapacitated, the Partner which designated such Member shall designate his or her successor, the term of such successor to commence immediately, and any Partner may withdraw the designation of the Member of the Partnership Committee which it designated and designate a replacement (whose term shall commence immediately) at any time, with or without cause, by giving notice of the withdrawal and replacement to the other Members of the Partnership Committee.

          8.1(c) Changes in the Voting Interest of Committee Members Due to Changes in Ownership. In the event of any changes in the relative Ownership Interests of the Partners in the Partnership effective during the course of a Calendar Year, the vote of each Member of the Partnership Committee shall reflect such change effective upon the receipt of notice by the Partnership that a change in the Ownership Interests of the Partners has occurred.

          8.1(d) Special Legal and Regulatory Obligations of Member. All Members of the Partnership Committee are under a special legal obligation to protect confidential information, including but not limited to shipper information, against disclosure or against use by the Partner or any other party for any purpose other than the direct business of the Partnership. Each Partner shall be obligated to take such steps as are necessary to ensure that such confidential information is not disclosed or used otherwise than as allowed by law. No Member shall be allowed to participate in any business of the Partnership in the event that such participation would compromise the Partnership's obligation to safeguard such information.

     8.2 Officials of the Partnership Committee and Terms of Service Thereon

          8.2(a) Election of-Partnership Officials. The Partnership Committee shall elect a Chairman and one or more Vice-Chairmen from among those Members designated by a General Partner and a Secretary and a Treasurer, who need not be Members, immediately after being created and thereafter at its first meeting during each Calendar Year. Each Chairman, Vice-Chairman, Secretary and Treasurer shall serve until his or her successor is elected and qualified or until his or her earlier resignation, removal by vote of the Partnership Committee, or, in the case of the Chairman or Vice-Chairmen, his or her earlier departure from membership in the Partnership Committee, or in the event that the General Partner that designated such Member ceases to be a General Partner hereunder.
An individual may hold more than one office.

          8.2(b) Duties of the Chairman. The Chairman shall preside over all meetings of the Partnership Committee, shall call regular meetings of the Partnership Committee, may call special meetings of the Partnership Committee and shall have other duties as specified elsewhere in this Agreement.

          8.2(c) Duties of the Vice-Chairman. The Vice-Chairman present with the longest continuous service as such shall preside over meetings of the Partnership Committee in the absence of the Chairman, and in the event the Chairmanship becomes vacant, the Vice Chairman with the longest continuous service as such shall serve as Chairman until a new Chairman is elected.

          8.2(d) Duties of the Secretary. The Secretary shall record minutes of the Partnership Committee meetings, shall give notice of regular and special meetings of the Partnership Committee when directed to do so pursuant to Section
8.4 hereof, and shall accept and notify all Partnership Committee Members of any resignations of Partnership Committee Members or Partnership officials (other than his own resignation which shall be accepted by the Chairman). The Secretary shall also cause the Partnership to comply with requirements under the Assumed Business or Professional Name Act of the Business and Commerce Code of the State of Texas.

          8.2(e) Duties of the Treasurer. The Treasurer shall have general supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Partnership and shall insure that funds belonging to the Partnership are kept on deposit in such banking institutions or invested in securities as the Partnership Committee may from time to time direct. The Treasurer shall insure that accurate accounting records are kept, and shall render statements of income and of financial position of the

Partnership to the Partnership Committee and each Partner at any time upon reasonable request. The Treasurer shall perform other duties commonly incident to such office.

      8.3  General Provisions Regarding the Partnership Committee.

          8.3(a) Additional Authority. The Chairman, Vice-Chairmen, Secretary or Treasurer and the incumbents of any other similar positions which the Partnership Committee may elect to create, may be given other duties either of a general or specific nature by the Partnership Committee, but, in the absence of any such grant of authority, shall not be deemed to have any inherent authority to act for the Partnership except as specifically set forth above or elsewhere in this Agreement.

          8.3(b) Compensation. The officials of the Partnership shall receive no compensation from the Partnership. All costs of each Member of the Partnership Committee arising out of his attendance at Partnership Committee meetings or conduct of Partnership business shall be borne by the Partner he represents. The Partnership shall indemnify and save harmless the Members of the Partnership Committee and the officials of the Partnership against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of any such Members and officials in good faith within the scope of their authority in the course of the Partnership's business, and such Persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts or failure to act.

          8.3(c) Insurance. To the extent that such insurance is commercially available, the Partnership Committee may authorize the Operator to purchase and maintain insurance on behalf of any Person who is or was a Member of the Partnership Committee, or an official of the Partnership, or who is or was serving at the request of the Partnership as agent of the Partnership, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under the provisions of the preceding Section 8.3(b).

          8.4 Meetings of the Partnership Committee. The Partnership Committee may hold meetings either within or without the State of Texas. Regular meetings of the Partnership Committee shall be held not less frequently than once each calendar quarter at such times and places as the Partnership Committee determines. Special meetings of the Partnership Committee may be called by the Chairman of the Partnership Committee on ten (10) Business Days notice to each Member of the Partnership Committee and shall be called by the Chairman or Secretary of the Partnership Committee on like notice upon request of any Member of the Partnership Committee representing at least forty nine percent (49%) of the Ownership Interests. Meetings of the Partnership Committee may be held by conference telephone call on two (2) Business Days notice. Each notice of a meeting or conference call shall state the time and place of the meeting or the conference call and the purpose or purposes thereof. Unless otherwise waived in writing by all Members of the Partnership Committee, only matters included in the notice of the meeting or conference call can be considered for a vote by the Partnership Committee. Any requirements of notice will be deemed waived by any Member of the Partnership Committee who attends a Partnership Committee meeting or participates in a conference call unless such Member attends or participates solely to protest the lack of proper notice. Any requirement of notice may be waived by any Member in writing, which waiver or waivers shall be attached by the Secretary of the Partnership Committee to the minutes of the meeting of the Partnership Committee for which such waiver is effective. Provided that proper notice is either given or duly waived by all

Members of the Partnership Committee, the presence of at least two (2) Members of the Partnership Committee representing each of the General Partners, and representing at least fifty-one percent (51%) of the Ownership Interests shall be sufficient to constitute a quorum for the transaction of business. The Partnership Committee may act by the unanimous written consent of all Members of the Partnership Committee (which may be signed in counterpart) in lieu of holding a meeting; such unanimous written consent shall be effective when filed with the Secretary of the Partnership Committee. Notice to Members of the Partnership Committee shall be as provided in Article 32 hereof.

          8.5 Voting of the Partnership Committee - Simple Majority. The operation and maintenance of the System shall be performed by the Operator pursuant to the Operating Agreement to be approved by the Partnership Committee. The Partnership Committee shall have authority to oversee the operations of Operator as provided in the Operating Agreement and, except as such authority may be limited under the terms of this Agreement, the Partnership Committee shall have full power and authority to manage the entire business and affairs of the System. Without limiting the generality of the foregoing, on a simple majority vote of the Member(s) representing fifty one percent (51%) of the Ownership Interest, the Partnership Committee is authorized to:

               (a)  Oversee the activities of the Operator,

               (b) Designate, in writing, agents authorized to act on behalf of the Partnership, whose designations may be either specific or general; provided, that the Partnership Committee may not authorize any agent to act with greater authority on behalf of the Partnership than the Partnership Committee itself has,

               (c) Undertake contractual commitments in the ordinary course of business,
               (d) Acquire, sell, lease or otherwise dispose of real and personal property in the ordinary course of business,

               (e)  Elect Partnership Committee officials,

               (f)  Establish, amend and cause the filing of tariffs,

               (g)  Give notice of default to a defaulting Partner,

               (h)  Expel a defaulting Partner as provided in Section 19.2, or

               (i) Perform or authorize any other act on behalf of the Partnership not specifically delegated to the Operator.

          8.6 Voting of the Partnership - Supermajority. Without limiting the generality of the foregoing section, on a vote of Members representing a minimum of sixty-seven percent (67%) of the Ownership Interest, the Partnership Committee is authorized to:

               (a) Acquire, encumber, sell, lease, or otherwise dispose of all or substantially all of the real and personal property assets of the Partnership;
               (b) Terminate the business or dissolve the Partnership or appoint a liquidating trustee other than the Operator;

               (c) Expand the capacity of the System or extend the System as provided in Article 18,

               (d) Authorize the use of the System for transportation of substances other than LPG,

               (e) Authorize cash distributions in a manner other than as set forth in Section 10 or amend the provisions of Section 10,

               (f) Consider, revise, approve and reject operating and capital budgets and AFEs recommended by the Operator as provided in the Operating Agreement,
               (g) Authorize the creation of an Audit and other subcommittees to advise the Partnership Committee,

               (h)  Appoint or change the Operator,

               (i) Authorize, or refuse to authorize, the Operator to settle claims brought against the Partnership recommended by the Operator in amounts greater than $50,000 or the filing of lawsuits the Operator proposes the Partnership bring against third parties, other than routine debt collection actions,

               (j)  Change the provisions of Section 16 and Exhibit E,

               (k) Borrow money or obtain any advance or credit in any form (other than trade credit) or make a loan or advance or give credit, other than normal trade credit,

               (l) Give any guarantee or indemnity or security in respect of any liabilities or obligations of any person other than the Partnership ,

               (m)  Amend the Partnership,

               (n) Create or dispose of any subsidiary of the Partnership or any interest therein,

               (o) Enter into any partnership, joint venture or profit sharing agreement or arrangement,

               (p) Enter into any material contract or arrangement outside of the ordinary course of business,

               (q)  Factor or assign any of the Partnership's accounts,

               (r) Except as otherwise provided herein, do or permit or suffer to be done any act or thing whereby the Partnership may be wound up, liquidated or dissolved (whether voluntarily or compulsorily),

               (s) Acquire or make any investment in another company, partnership or business,

               (t) Change the nature or scope of the Partnership's business or commence any new business not being ancillary or incidental to the Partnership's business,
               (u) Make any claim, disclaimer, surrender, election of consent of a material nature for tax purposes,

               (v) Require the Partners to make any additional capital contributions,
               (w)  Resolve audit disputes,

               (x)  Appoint a liquidating trustee, or

               (y) Change of classification of a General Partner to a Limited Partner, or of a Limited Partner to a General Partner or interest thereof.

          8.7 No Management by Individual Partners. All acts of management of the Partnership shall be taken by the Partnership Committee, acting pursuant to this Agreement, by agents duly authorized in writing by the Partnership Committee or by the Operator acting pursuant to the Operating Agreement. No individual Partner or Member of the Partnership Committee shall act or purport to act as an agent of or otherwise on behalf of the Partnership unless, and then only to the extent, authorized in writing to do so by the Partnership Committee. Limited Partners shall not participate in the management or control of the business except as otherwise permitted by the Act.

          8.8 Change of Classification of Partnership Interest. No change in classification hereunder of any Ownership Interest of a General Partner to a classification of a Limited Partner, nor any change in classification of any Ownership Interest of a Limited Partner to a classification of a General Partner shall be effective hereunder unless such change in classification or designation shall have first been approved by a vote of the Members under Section 8.6 (y) above and such change complies with the requirements of the Act.

     9.  Book Capital Accounts and Capital Contributions

          9.1 Book Capital Accounts of the Partners. The Partnership shall maintain individual Book Capital Accounts for each Partner for financial accounting purposes. Each Partner's Book Capital Account shall include its initial capital contributions (a) increased by (i) any additional capital contributions made by such Partner and (ii) its Ownership Interest in Partnership income, and (b) decreased by (i) its Ownership Interest in Partnership losses, (ii) any distributions of Distributable Cash to such Partner and (iii) the agreed value of any distributions of property made to such Partner net of any liabilities assumed by such Partner or to which such property is subject.

          9.2 Capital Contributions. Each Partner agrees to contribute any amount of additional capital specified by the Partnership Committee to fulfill the purposes, as they may be amended, for which the Partnership is created. When, subject to the foregoing, the Partnership Committee shall determine additional capital funds are required from the Partners, it shall specify the amount to be contributed by each Partner, which amount shall be in proportion to the Ownership Interest of that Partner in the Partnership, but which shall also take into account relative amounts then in that Partner's Book Capital Account to the end that the additional amount to be paid, plus the existing balance in that Partner's Book Capital Account, shall result in a balance in exact proportion to that Partner's Ownership Interest in the Partnership. Prior to any call for capital contributions, the aggregate loss of any Partner's profits and losses shall be deducted from that Partner's Book Capital Account and the aggregate gain of any Partner's profits and losses shall be added to that Partner's Book Capital Account before the calculation is made to determine the amount of additional capital required from each Partner.

     10.  Distributions of Distributable Cash

          10.1 Allocation. Any profits and/or losses of the Partnership shall be shared among the Partners in accordance with their Ownership Interests at the time such profits and losses are accrued.

          10.2 Distributions. Unless otherwise approved by a vote of the Partners under Section 8.6 (e), the Operator shall distribute to the Partners Distributable Cash as follows: within thirty days after the end of each calendar month there shall be distributed in cash to the Partners allocated in accordance with their Ownership Interest all cash available for distribution, taking into account the cash account as of the end of the month and any cash activity from the end of the month to the date of distribution less the reasonable working capital needs to operate the System.

     11.  Accounting

          The books and records of the Partnership shall be maintained by the Operator and shall be open to inspection at all reasonable times to any Partner. Such books shall be maintained in accordance with GAAP utilizing the principles and practices generally employed in regulated oil pipeline accounting unless any regulatory agency with jurisdiction over the System or the Partnership shall rule otherwise. Unaudited financial statements for the Partnership shall be prepared and distributed to each Partner and to the Partnership Committee Members not less often than quarterly; however, income statements shall be provided monthly. Complete financial statements shall be prepared annually which shall be audited and certified by independent certified public accountants selected by the Partnership Committee. The Fiscal Year for the Partnership shall commence January 1 and end December 31 of each year, except that for the first year of operation, the Fiscal Year shall begin on the Effective Date and end on December 31, 1996.

     12.  Audit

          Any Partner, at its sole expense, may audit the Partnership books of account by giving ten (10) Business Days notice to the Partnership Committee, the Operator and all other Partners, but the Partnership Committee may decline to permit more than one (1) such audit to be conducted in any six-month period. Such audit shall be at the reasonable convenience of the Partner, the Operator and the Partnership Committee, shall be open for participation by all Partners and shall be restricted to books of account for the preceding two (2) Fiscal Years. All audit exceptions shall be resolved in a timely manner. Any audit exception not resolved within ninety (90) days after the release of the audit report will become an agenda item at the next Partnership Committee meeting and shall be resolved at that time. Amounts owed as determined by an audit shall be paid with interest at the base rate in effect from time to time published by the First National Bank of Chicago plus two percent. Should the Partnership Committee fail or be unable to resolve any such audit disputes, the matter shall be submitted to the dispute resolution procedures set forth in Section 21 hereinafter.

     13.  Partner's Covenant Against Encumbrances and Attachments

          No Partner shall mortgage, lease, assign, pledge or otherwise encumber or create a security interest in its Ownership Interest for the benefit of any creditor of that Partner during the term hereof or permit its Ownership Interest to be attached or levied upon as a result of any such separate debt of that Partner unless the security interest documents effecting such rights are approved by the Partners, which approval shall not be unreasonably withheld; provided that a Partner may sell all or part of its Ownership Interest, subject to Article 17 hereof. In the event that the holder of any mortgage, lease, assignment, pledge or other encumbrance or other security interest in an Ownership Interest of a Partner exercising its rights hereunder seeks to exercise foreclosure under such security, the transaction shall be deemed a transfer of ownership subject to the terms of Section 17 below and the Remaining Partners may exercise rights of purchase as provided therein.

     14.  Limitation on Partner's Liabilities Regarding Partnership Contracts

          Unless approved by the Partnership Committee, the Partnership or its authorized agents or representatives shall not enter into any contract, lease, sublease, note, deed of trust or other obligation unless there is contained therein an appropriate provision limiting the claims of all parties to such instruments and other beneficiaries thereunder to the assets of the Partnership and expressly waiving any rights of such parties and other beneficiaries to proceed against the Partners individually.

     15.  Cross Indemnification

          15.1 Indemnity. Each Partner (in each case the "Indemnifying Partner") shall indemnify and hold all other Partners and, in the case of Sections 15.1 and 15.2 hereof, the Partnership, harmless from:

                    (a) Any losses or claims resulting from any act or omission of such Indemnifying Partner in breach of this Agreement;

                    (b) Any claim by any third party arising out of the intentional, willful, or grossly negligent act of such Indemnifying Partner related directly or indirectly to the Partnership; and

                    (c) Any judgment against any other Partner arising solely because of the Indemnifying Partner's liability for Partnership debts under the laws of the State of Texas (and not because of any other act of the Partner seeking indemnity), to the extent that the Partner claiming indemnity has borne greater than its proportionate share of the judgment actually paid.

          15.2 Reimbursement. Except as otherwise specifically provided in this Agreement, all expense, loss, damage, liability or claims (together with all costs incurred in connection therewith) shall be borne, shared and paid by the Partners hereto on the basis of their respective Ownership Interests. In the event any Partner is required for any reason, other than as specified in this Agreement, to pay a disproportionate share of any obligations of the Partnership, all other Partners who have not paid their proportionate share agree to reimburse that Partner to the extent necessary to place the resulting loss of each Partner into direct proportion to its Ownership Interest. The provisions of this Article 15 shall survive termination of this Agreement and of the Partnership.

          15.3 Sharing of Uncovered Losses. Should the Partnership incur losses which are either greater than the amount of, or not covered by any insurance coverage carried by the

Partnership, and which are the obligation of the Partnership and not that of individual Partners, the Partners agree to share such losses in proportion to their Ownership Interests; provided, however, nothing herein shall be construed as a waiver of the limitation of liability to third parties afforded limited partners under the Act.

     16.  Tax Provisions

          16.1 Status of Partnership. The Partners intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, the Partnership will be treated as a Partnership for federal, state, and local income tax purposes, and each Partner agrees not to elect to be excluded from the application of all or any part of Subchapter K of the Code or any corresponding provisions of state or local law.

          16.2 Tax Returns, Proceedings and Elections. Tax returns, proceedings and elections shall be governed by the provisions of Exhibit E attached. The provisions of Exhibit E may be amended from time to time by vote of the Partnership Committee as provided in Section 8.6 (j).

          16.3  Tax Definitions.

          16.3(a) "Adjusted Federal Income Tax Capital Account Deficit" (Adjusted FIT Capital Account Deficit) means, with respect to any Partner, the deficit balance in such Partner's FIT Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (i) Credit to such FIT Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to

Regulations Sections 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) or 1.704-2(i)(5); and

                        (ii) Debit to such FIT Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

     The foregoing definition of Adjusted FIT Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               16.3(b) "Code" means the Internal Revenue Code of 1986, as amended.

               16.3(c) "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g), at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

               16.3(d) "Federal Income Tax Capital Account" (FIT Capital Account) means, with respect to any and each Partner, the FIT Capital Account maintained for such Person in accordance with Regulation Section 1.704-l(b)(2)(iv) and the following provisions:

                  (i) To each Partner's FIT Capital Account there shall be credited such Partner's FIT Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 16.4(b) or Section 16.4(c) hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership Property distributed to such Partner; and

                  (ii) To each Partner's FIT Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 16.4(b) or Section 16.4(c) hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

                  (iii) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) hereof, there shall be taken into account Code
Section 752(c) and any other applicable provisions of the Code and Regulations.

          16.3(e) "Federal Income Tax Capital Contribution" (FIT Capital Contribution) means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed as capital and not as a project loan to the Partnership by such Partner pursuant to this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the FIT Capital Account of any Partner until the Partnership makes a taxable distribution of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

          16.3(f) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership (or deemed contributed to the Partnership following a Code Section 708(b)(1)(B) termination) shall be the gross fair market value of such asset as determined by the contributing Partner and the Partnership Committee;

                (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partnership Committee, as of the following times: (a) the acquisition of an additional Ownership Interest by any new or existing Partner in exchange for more than a de minimis FIT Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an Ownership Interest; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

                (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining FIT Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and 16.4(b)(viii) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Partnership Committee determines that an adjustment to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the

Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          16.3(g) "Guaranteed Payment" means a payment by the Partnership to a Partner as provided under Regulations Section 1.707-1(c). Such payment is to be determined without regard to the income of the Partnership and is considered as made to a Partner who is not acting in its capacity as a Partner.

          16.3(h) "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions for a Partnership Fiscal Year is determined in accordance with Regulations Section 1.704-2(c) and equals the net increase in Partnership Minimum Gain during the year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain; provided that increases in Partnership Minimum Gain resulting from conversions, refinancing, or other changes to a debt instrument described in Regulations Section 1.704-2(g)(3) shall not generate Nonrecourse Deductions.

          16.3(i) "Nonrecourse Liabilities" has the meaning set forth in Regulations Section 1.752-1(a)(2) or 1.704-2(b)(3).

          16.3(j) "Partner Nonrecourse Debt" or "Partner Nonrecourse Liability" as set forth in Regulations Section 1.704-2(b)(4), means any Partnership liability to the extent that the liability is nonrecourse for purposes of Regulations Section 1.1001-2, and a Partner (or related person within the meaning of Regulations Section 1.752-4(b)) bears the economic risk of loss within the meaning of Regulations Section 1.754-2.

          16.3(k) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3).

          16.3(l)  "Partner Nonrecourse Deductions", as set forth in Regulations
Section 1.704-2(i)(2) and 1.704-2(i)(3), means for any Partnership taxable year, the net increase during the year in Partner Nonrecourse Debt Minimum Gain, reduced (but not below zero) by proceeds of the liability distributed during the year to the Partner bearing the economic risk of loss for the liability that is both attributable to the liability and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain.

          16.3(m) "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

          16.3(n) "Profits and Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income described in Code Section 705(a)(1)(B) of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

                  (ii) Any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations

Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustments shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

                  (iv) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value.

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and

                  (vi) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 16.4(b) or Section 16.4(c) shall not be taken into account in computing Profits or Losses.

          16.3(o) "Regulations" means the Income Tax Regulations promulgated under the Code as amended from time to time, including the corresponding provisions of any succeeding regulations.

          16.3(p) "Tax Matters Partner" means the Partner so designated pursuant to Exhibit E hereof.

          16.4  Tax Allocations.

               16.4(a)  Allocation of Profits and Losses.

                        (i) Allocation of Profits. After first giving effect to the Regulatory Allocations set forth in Section 16.4(b), and the Special Allocations in Section 16.4(c), Profits for each Fiscal Year of the Partnership shall be allocated to the Partners in proportion to their respective Ownership Interests as reflected in Exhibit A.

                        (ii) Allocation of Losses. After first giving effect to the Regulatory Allocations set forth in Section 16.4(b), and the Special Allocations in Section 16.4(c), Losses for each Fiscal Year of the Partnership shall be allocated to the Partners in proportion to their respective Ownership Interests as reflected in Exhibit A.

          16.4(b) Regulatory Allocations. The following special allocations shall be made for the purpose of complying with Code Section 704(b) and the Regulations thereunder in the following order:

          (i) Minimum Gain Charge Back. Except as otherwise provided in Regulations Section 1.704-2(f), and notwithstanding any other provision of this
Article 16, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary subsequent years) equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g); provided that a Partner shall not be subject to this Section 16.4(b)(i) to the extent that an exception is provided by Regulations Sections 1.704-2(f)(2), (3) and (4), and any Revenue Rulings issued pursuant to those Regulations. Any Partnership Minimum Gain allocated pursuant to this Section 16.4(b)(i) shall consist of first, gains recognized from the disposition of Partnership Property subject to one or more Partnership Nonrecourse Liabilities, and second, if necessary, a pro rata portion of the Partnership's other items of income or gain for that year. This Section 16.4(b)(i) is intended to comply with the minimum gain charge back requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. The FIT Capital Accounts of the Partners will be restated pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) in connection with a termination of the Partnership under Code Section 708(b)(1)(B).

          (ii) Partner Nonrecourse Debt Minimum Gain Charge Back. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding any other provision of this Article 16 except Section 16.4(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i). A Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5); provided that a Partner shall not be subject to this Section 16.4(b)(ii) to the extent that an exception is provided by Regulations Section 1.704-2(i)(4) and any Revenue Rulings issued thereunder. Any Partner Nonrecourse Debt Minimum Gain allocated pursuant to this
Section 16.4(b)(ii) shall consist of first,' gains recognized from the disposition of Partnership Property subject to the Partner Nonrecourse Debt, and second, if necessary, a pro rata portion of the Partnership's other items of income or gain for that year. This Section 16.4(b)(ii) is intended to comply with the minimum gain charge back requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                        (iii) Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) including, but not limited to, special allocations to a contributing Partner that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Partners. In the event of a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partners will be deemed to receive an undivided interest in each item of the Partnership Property and thereafter, will be deemed to contribute an undivided interest in each such item; and items of Partnership income, gain, loss and deduction attributable to each deemed contributed undivided interest as to which the Partners have different tax basis for the same undivided interest, shall be allocated to each Partner in proportion to its tax basis in such undivided interest until such variation amount is eliminated, and if such allocations are not in accordance with Code Section 704(c), curative allocations shall be made to achieve this result as quickly as possible. In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Partnership Committee in any manner that reasonably reflects the purpose and intention of the Agreement; provided, however, the Partnership shall select the remedial method of allocation provided under Section 1.704-3(d) of the Regulations. Allocations pursuant to this Section 16.4(b)(iii) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Partner's Book Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                        (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted FIT Capital Account Deficit of such Partner created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this Section 16.4(b)(iv) shall be made if and only to the extent that such Partner would have an Adjusted FIT Capital Account Deficit after all other allocations provided for in this Article 16 have been tentatively made as if this Section 16.4(b)(iv) were not in the Agreement.

                        (v) Gross Income Allocation. In the event any Partner has a deficit FIT Capital Account at the end of any Partnership Fiscal Year that is in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to the terms of this Agreement or otherwise, and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 16.4(b)(iv) shall be made if, and only to the extent that, such Partner would have a deficit FIT Capital Account in excess of such sum after all other allocations provided for in this
Article 16 have been tentatively made as if Section 16.4(b)(iii) and this
Section 16.4(b)(v) were not in the Agreement.

                        (vi) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Partners in proportion to their respective Ownership Interests.

                        (vii) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(h).

                        (viii) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining FIT Capital Accounts, the amount of such adjustment to the FIT Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their FIT Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

               16.4(c)  Special Allocations.

                        (i) Allocation of Inherent Gain. If during the term of the Partnership, the FIT Capital Accounts of the Partners are not restated pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), then except as required by the Regulatory Allocations, gain on disposition of the Partnership's assets as of the date of this Agreement and their adjusted tax basis as of such date shall be allocated to the Partners in proportion to their Ownership Interests. The FIT Capital Accounts of the Partners will be restated pursuant to Regulations Section 1.704-1(b)(2)(f) in connection with a termination of the Partnership under code Section 708(b)(1)(B).

                        (ii) Curative Allocations. The allocations set forth in
Section 16.4(b)(iv), (v) and (viii) (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Section 1.704-1(b). Notwithstanding any other provision of this Article 16 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gains, loss deduction among the Partners so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to the Partners shall be equal to the net amount that would have been allocated to them if the Regulatory Allocations had not occurred. Allocations made pursuant to this Section 16.4(c)(ii) are hereby authorized by the Partnership Committee and shall be for the purpose of minimizing the economic distortions that might otherwise result from the application of the Regulatory Allocations.

                        (iii)  Deduction or Loss Attributable to FIT Capital

                                 Contributions. Except as required by the
Regulatory Allocations, all items of deduction or loss attributable to a Partner's FIT Capital Contribution to the Partnership shall be allocated to the contributing Partner in accordance with the Partner's Ownership Interest.

               16.4(d)  Other Allocation Rules.

                        (i) Upon liquidation of the Partnership (or any Partner's Ownership Interest) liquidating distributions shall be made in all cases in accordance with the positive FIT

Capital Account balances of the Partners, as determined after taking into account all capital account adjustments for the Partnership taxable year during which the liquidation occurs, consistent with the rules set forth in Regulations
Section 1.704-l(b)(2).

                        (ii) The provisions of this Article 16 are intended to comply with Code Section 704 and the Regulations thereunder.

                        (iii) For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partnership Committee using any permissible methods under Code Section 706 and the Regulations thereunder.

                        (iv) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share profits or losses, as the case may be, for the year.

                        (v) If any Ownership Interest is sold, assigned or transferred during any accounting period, Profits, Losses, each item thereof and all other items attributable to the transferred Ownership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Partnership Committee. All distributions on or before the date of such transfer shall be made to the transferor and all distributions thereafter shall be made to the transferee.

                        (vi) For purposes of Regulations Section 1.752-3(1)(3), the Partners agree that nonrecourse liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain, and (B) the total amount of built-in gain (as described in

Regulations Section 1.752-3(a)(2)), shall be allocated among the Partners in accordance with their respective ownership Interests.

     17.  Transfer of Ownership Interests

          17.1 Limitation on Assignments. No Partner shall assign its Ownership Interest or its rights to share in the profits of the Partnership if the fact of such assignment or any of the provisions in such assignment would materially diminish the creditworthiness of the Partnership.

          17.2 Permitted Transfers. No Partner shall sell, assign, transfer, encumber, or otherwise dispose of all or any portion of its Ownership Interest in the Partnership unless it shall have obtained the written consent of all other Partners or shall have complied with the provisions of this Article 17. Subject to the foregoing, a Partner (herein the "Transferring Partner") may dispose of all or any part of its Ownership Interest in the Partnership provided that such proposed sale is not made as part of a transaction involving the sale of any item other than such interest unless the market value of such Ownership Interest can be separately identified and demonstrated by complying with the following procedure:

                (a) The Transferring Partner shall give written notice (the "Disposition Notice") to each other Partner hereto (the "Remaining Partners") not less than forty-five (45) days prior to the effective date of such disposition, stating the interest to be sold and the price and terms of sale and identifying the proposed transferee (herein the "Proposed Transferee"). Such notice, to be effective, shall be accompanied by an agreement executed by the Transferring Partner and the Proposed Transferee (the "Purchase Agreement") containing all the material terms and conditions of the proposed sale, which agreement demonstrates that completion of the sale is contingent only upon (i) the non-exercise of rights of first refusal under this Article 17, (ii) the obtaining of any required government approvals and (iii) the satisfaction of a standard due diligence review, including such items as title, environmental, and certain other specifically itemized defects. The Remaining Partners shall then have first options to purchase all such Ownership Interest on the same terms as in the Purchase Agreement in the proportion which their Ownership Interest bears to the Ownership Interests of all Remaining Partners, and those desiring to do so shall exercise such options by giving written notice thereof to the Transferring partner and all other Remaining Partners within thirty (30) days after the notice described above is given. Any Ownership Interest as to which such first options are not exercised shall be deemed re-offered to the Remaining Partners who exercised their first options, and such Partners shall, for a period of ten (10) days from the expiration of the thirty (30) day period, have second options to purchase the same (at the same price, on the same terms, and by notice as stated above delivered within the ten (10) day period) in the proportion that their Ownership Interest bears to the Ownership Interests of all Partners exercising their first options or in such proportions as they may mutually agree upon. Any Ownership Interest not elected to be purchased during the ten (10) day period shall remain under option to those Remaining Partners who have exercised both the first and second options, to be purchased proportionately as stated above or in such other manner as such Remaining Partners may mutually agree upon, but notice of election to purchase all of the Ownership Interest originally offered must be given to the Transferring Partner and the Remaining Partners within forty-five (45) days from the notice of offer given by the Transferring Partner. If elections to purchase all of the offered Ownership Interest have been made within the forty-five (45) day period, those Partners electing to purchase shall be irrevocably obligated to promptly deposit with the Secretary of the Partnership certified checks in favor of the Transferring Partner for the purchase price of the Ownership Interest so purchased who shall distribute the checks to the Transferring Partner upon receipt of checks evidencing one hundred percent (100%) of the offered Ownership Interest. If notices of elections to purchase less than all of the offered Ownership Interest have been given at the expiration of the forty-five (45) day period, the Transferring Partner may complete the sale of all of the offered Ownership Interest to the Proposed Transferee, subject to the compliance with Section 17.2(b), on the same terms as contained in the Purchase Agreement, at any time within one hundred twenty (120) days thereafter. If the sale to the Proposed Transferee is not completed within the one hundred twenty (120) day period, all of the Ownership Interest originally offered shall again become subject to the foregoing restrictions in this Section 17.2(a).

          (b) At the time written notice is given to each Partner of a proposed sale in accordance with Section 17.2(a), the Transferring Partner shall include with such notice information sufficient to demonstrate to the other Partners that the Proposed Transferee has adequate financial capability to fulfill the obligations of a Partner hereunder as set forth in Exhibit C, which such Proposed Transferee will assume in the event of such transfer. The period of evaluation of the Proposed Transferee shall run concurrently with the period of the first option being offered pursuant to Section 17.2(a). Within thirty (30) days of the notice of proposed sale, each of the other Partners shall deliver to all the other Partners its reasonable and good faith opinion as to whether the adequate financial capability of the Proposed Transferee has been demonstrated. If any Partner fails to deliver such an opinion, it shall be deemed to have determined that the adequate financial capability of the Proposed Transferee has been demonstrated. During such thirty (30) day consideration period, any Partner may request of the Transferring Partner, and the Transferring Partner shall provide, such supplemental information concerning the Proposed Transferee as may be reasonably necessary for the requesting Partner to make such evaluation.

          (c) If the transfer of the offered Ownership Interest to the Proposed Transferee is to be completed, after compliance with the conditions set forth in Sections 17.2(a) and (b), the Transferring Partner shall have the right to transfer to the Proposed Transferee the Ownership Interest in the Partnership specified in the notice referred to above and upon such transfer shall, subject to this Article 17, be relieved of all its obligations and liabilities under this Agreement arising after (but not before) the effective date of such transfer, but only to the extent that such obligations and liabilities arise out of or are connected with the Ownership Interest so transferred; provided that, if a Partner or Partners having an aggregate ownership Interest in excess of forty percent (40%) give notice under the terms of Section 17.2(b) that the Proposed Transferee does not meet the requirements of Section 17.2(b), the Transferring Partner shall be liable for all of the obligations and liabilities of its Proposed Transferee under this Agreement, as hereafter amended (including any liabilities for breach of this Agreement); provided, further, that, in such event, the Transferring Partner shall be liable for the Proposed Transferee's obligations and liabilities hereunder until such time as the Proposed Transferee demonstrates to the Partnership Committee that it has adequate financial capability to fulfill the obligations of a Partner and only to the extent that such obligations and liabilities:

                        (1) arise out of, or are connected with, the Ownership Interest transferred to such transferee by the Transferring Partner, and

                        (2) arise under this Agreement as it exists on the date of any such transfer and as it may thereafter be amended or supplemented, but such amendments or supplements shall not in any material way increase or adversely affect any of the obligations or

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

    liabilities hereunder of such Transferring Partner as they exist on the date of such transfer or extend the term of this Agreement past December 31, 2046. Any Transferring Partner who retains liability hereunder shall be given copies of all notices (simultaneously with its Proposed Transferee) concerning any obligations due and owing hereunder from its Proposed Transferee. As a condition precedent to any person becoming a Partner, such Proposed Transferee shall expressly assume the obligations of this Agreement by executing and delivering one (or, at the request of the Partnership, more) counterpart of this Agreement to each Partner and shall execute such other documents as the other Partnership Committee may reasonably request relating to assumption of the Transferring Partner's obligations and liabilities concerning the Partnership.

          (d) Notwithstanding any provision in this Section 17 to the contrary, in the event WTLPS or WPCLP elect to transfer all or any portion of its Ownership Interest to a Proposed Transferee other than an Affiliate of WTLPS or WPCLP on or before August 15, 1997; CPL or CRR shall have the right to
* purchase such interest from WTLPS or WPCLP at a price equal to REDACTED per percent of Ownership Interest in the Partnership. In the event WTLPS or WPCLP elect to transfer all or any portion of its Ownership Interest on or between August 16, 1997, and December 31, 1999; CPL or CRR shall have the right but not the obligation to purchase such interest from WTLPS or WPCLP
* at a price equal to the higher of (i) REDACTED per percent of Ownership Interest in the Partnership, plus WTLPS's or WPCLP's share, as the case may be, of Incremental Revenue Capital Contributions (as hereinafter defined) proportionate to the percent of Ownership Interest being tendered to CPL or CRR for any Incremental Revenue

                                               Confidential Treatment Requested.
                                                 The redacted material has been
                                           separately filed with the Commission.

   Capital Contributions made subsequent to the date hereof, but only to the extent that the incremental cash flow derived from said Incremental Revenue Capital Contributions has not returned to WTLPS or WPCLP the full amount of such capital contribution, or (ii) the dollar value of such Ownership
* Interests obtained by multiplying the number REDACTED the immediately preceding twelve (12) months EBITDA of the Partnership commencing from the month immediately preceding the month in which the Disposition Notice is made, less Actual Incremental Revenue Capital Contribution EBITDA (as hereinafter defined) the result of which is multiplied by the percentage Ownership Interest being tendered to CPL or CRR, and then adding to this product WTLPS's or WPCLP's share of Incremental Revenue Capital Contributions proportionate to the percent of Ownership Interest being tendered to CPL or CRR made within the twelve (12) months immediately preceding the month in which the Disposition Notice is delivered. For the purpose of this Section 17.2(d), (i) "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, and (ii) "Incremental Revenue Capital Contributions" shall mean capital contributions to the Company which are intended to ultimately fund activities which add incremental earnings to the Partnership, but excluding any contributions necessary to maintain the ongoing operations of the Partnership Property. The determination as to whether a contribution is an Incremental Revenue Capital Contribution shall be made by the Partnership Committee, the determination of which will be included in the request for such contribution that is sent to each Partner. Such request shall also include a projection of incremental revenue to be derived from the activities funded by such capital contribution, with a projected time schedule or other means to track actual revenue derived from this contribution. "Actual Incremental Revenue Capital Contribution EBITDA" shall mean actual EBITDA generated from Incremental Revenue Capital Contributions made during the immediately preceding twelve (12) month period. The rights granted in this Section 17.2 (d) must be exercised by CPL or CRR by sending written notice (the "Election Notice") to WTLPS or WPCLP of its election to purchase WTLPS's or WPCLP's Ownership Interest within a period of thirty (30) days following its receipt of the Disposition Notice from WTLPS or WPCLP. In the event CPL or CRR fails to exercise its right to purchase WTLPS's or WPCLP's interest by sending the Election Notice within the required time period or fails to close on the acquisition of such interest within ninety (90) days following WTLPS's or WPCLP's receipt of the Election Notice (if received by WTLPS or WPCLP within the required thirty (30) day period), WTLPS or WPCLP shall have the right to transfer such interest at any price that it is able to obtain as long as the transfer occurs within a period of eight (8) months following the date of the Disposition Notice. In the event CPL or CRR elects to exercise its rights to purchase as set forth in this Section 17.2(d), as additional consideration for the purchase, CPL or CRR shall release WTLPS or WPCLP from its obligation to reimburse CPL or CRR for the initial working capital as set forth in Section 6.1, but only as to that portion of WTLPS's or WPCLP's Ownership Interest that is acquired by CPL or CRR. This provision shall bind any Transferee of WTLPS or WTLPS pursuant to Section 17.3, below, mutatis mutandis.

          17.3  Transfers to Affiliates

          17.3(a) General. Except as described in Section 17.3(b) there shall be no restrictions on the disposition of all or any part of a Partner's Ownership Interest in the Partnership to an Affiliate if such Affiliate expressly assumes the obligations of this Agreement by executing and delivering one (or at the request of the Partnership, more) counterpart of this Agreement to each other Partner and shall execute such other documents as the other Partners may reasonably request relating to the Transferring Partner's obligations and liabilities concerning the Partnership.

          17.3(b) Restrictions. Except as permitted by Section 17.3(c), no Partner or Related Company shall sell, assign, transfer, or otherwise dispose of its controlling interest in its Related Company voluntarily or by operation of law, except to a company wholly owned, directly or indirectly, by such Partner or an Affiliate of the Partner, unless it shall have obtained the written consent of all the other Partners or shall have complied with the procedures set out below. Subject to the foregoing, any Partner ("Selling Partner") may sell its controlling interest in a Related Company provided that such proposed sale is not made as a part of a transaction involving the sale of any item other than such interest, unless the market value of such controlling interest can be separately identified and demonstrated and the Related Company has no assets other than its Ownership Interest in the Partnership, by giving written notice to each other Partner ("Remaining Partners") not less than forty-five (45) days prior to the effective date of such disposition, stating the interest to be sold and the price and terms of sale and identifying the proposed transferee (herein the "Proposed Transferee"). Such notice, to be effective, shall be accompanied by an agreement executed by the Selling Partner and the Proposed Transferee (the "Purchase Agreement") containing all the terms and conditions of the proposed sale, which agreement demonstrates that completion of the sale is contingent only upon (i) the non-exercise of rights of first refusal under this Section 17.3(b), (ii) the obtaining of any required government approvals and (iii) the satisfaction of a standard due diligence review, including such items as title, environmental, and certain other specifically itemized defects. The Remaining Partners shall then have first options to purchase all such interests on the same terms as in the Purchase Agreement in the proportion which their then-existing Ownership Interest in the Partnership bears to the Ownership Interest of all Remaining Partners and those desiring to do so shall exercise such options by giving written notice thereof to the Selling Partner and all other Remaining Partners within thirty (30) days after the notice described above is given. Any interest as to which such first options are not exercised shall be deemed re-offered to the Remaining Partners who exercised their first options, and such Remaining Partners shall, for a period of ten (10) days from the expiration of the thirty
(30) day period, have second options to purchase the same (at the same price, on the same terms, and by notice as stated above delivered within the ten (10) day period) in the proportion which each Partner's then-existing Ownership Interest in the Partnership bears to the ownership Interests of all Partners exercising their first options or in such proportions as they may mutually agree upon. Any interest not elected to be purchased during the ten (10) day period shall remain under option to those Remaining Partners who have exercised both the first and second options, to be purchased proportionately as stated above or in such other manner as such Remaining Partners may mutually agree upon, but notice of election to purchase all of the interest originally offered must be given to the Selling Partner and the Remaining Partners within forty-five (45) days from the notice of offer given by the Selling Partner. If elections to purchase all of the offered interest have been made within the forty-five (45) day period, those Partners electing to purchase shall be irrevocably obligated to execute agreements in the form of the Purchase Agreement with the Selling Partner and promptly thereafter pay the purchase price to the Selling Partner for their proportionate share of stock of the Related Company. If notices of elections to purchase less than all of the offered interest have been given at the expiration of the forty-five (45) day period, the Selling Partner may complete the sale of all of the offered interest to the Proposed

Transferee on the same terms as contained in the Purchase Agreement, at any time within one-hundred twenty (120) days thereafter. If the sale to the Proposed Transferee is not completed within the one-hundred twenty (120) day period, all of the interest originally offered shall again become subject to the sale restrictions in this Section 17.3(b).

          17.3(c) Non-application of Section 17.3(b) Restrictions.   The
restrictions in Section 17.3(b), above, shall not apply to a transfer of an interest in a Related Company if, at the time the transfer is consummated, any one (or more) of the' following criteria is met:

                        (i) The proposed purchaser of the interest in the Related Company is an Affiliate of the Selling Partner; or

                       (ii) The Related Company owns, in addition to its ownership Interest in the Partnership, assets with a fair market value of at least $50 million; or

                        (iii) The proposed purchaser of the interest in the Related Company purchases from the Selling Partner or one or more Affiliates of the Selling Partner, concurrently with its purchase of the Related Company, other assets with a fair market value in excess of $50 million.

          If a Selling Partner desires to make a transfer permitted by this
Section 17.3(c), it shall send a notice of such transfer to each Remaining Partner at least seven (7) days before the effective date of such transfer along with a certificate signed by the President or Chief Financial Officer of the Selling Partner certifying facts which affirmatively show that the transfer meets the requirements of subparagraph "(i)", "(ii)" or "(iii)" above.

          17.4  Limitation on Dispositions to Avoid Termination.
Notwithstanding anything in this Agreement to the contrary, a Partner shall have the right to effect a disposition of its Ownership Interest, with consent of the other Partners, such consent not to be unreasonably withheld, to any Person or entity that, so long as when aggregated with the total of all other dispositions of ownership Interests within the preceding twelve (12) months, said disposition does not result in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code. Any Partner transferring all or any portion of its Ownership Interest shall promptly notify the Tax Matters Partner of such transfer.

          17.5  Relative Liabilities of Old and New Partners.

          Partners shall be liable as to other Partners for Partnership debts and obligations in proportion to their relative Ownership Interests in the Partnership.

     18.  Extensions to and Expansion of the System

          18.1 Extensions to the System. From time to time the Partnership will consider extensions to the System for the purpose of connecting new sources of LPG. The Partnership may fund such extensions if economically viable. Funding for such projects will be approved by the Partnership Committee pursuant to
Section 8.6(c).

          18.2 Expansions. From time to time the Partnership will consider expansions to the System for the purpose of increasing the capacity of the system or portions thereof. The Partnership may fund such expansions if economically viable. Funding for such projects will be approved by the Partnership Committee pursuant to Section 8.6(c).

                Any Partner may propose such expansions at any time with a written request to the Partnership Committee. The expansion proposal shall include a good faith presentation of the forecasted volumes which warrant the expansion , an estimate of the construction costs and the estimated time to complete the project. The Operator may be requested to provide assistance and information needed for the preparation of the proposal. Additionally, the Operator will be asked to coordinate the project once approved.

     19.  Default by Partners

          19.1 Failure to Make Contributions. Capital contributions not made when due shall bear interest at the lower of (i) two percent (2%) plus the prime rate of interest charged by the Chase Manhattan Bank (N.A.) at the time the contribution was due, or (ii) the maximum legal rate of interest. While any Partner is in material default hereunder in any of its obligations to make capital contributions, such Partner shall have:

               (a) No right to vote as a Partner and its Member on the Partnership Committee shall have no right to vote (and the requirements for passage or approval of items and for quorums shall be modified as necessary),

               (b) No right to receive any portion of any distributions made by the Partnership, and

               (c) A continuing duty to pay its share of all future capital contributions called for by the Partnership pursuant to this Agreement.

          19.2 Expulsion of Partners. In the event any Partner commits a material default of its obligations under this Agreement and fails to commence reasonable steps to remedy the default within sixty (60) days after its receipt of written notice specifying in reasonable detail the default and the reasonable actions that must be taken to cure such default, which notice shall be prepared and sent at the direction of the Partnership Committee, (which, for all determinations under this Article 19, shall exclude the Ownership Interest of the Partner in default) or becomes bankrupt or otherwise enters into a proceeding for general relief from its creditors, the Partners not in default may, in addition to any other remedy they may have by law or in equity, by vote of the Partnership Committee as provided in Section 8.5(n), expel the defaulting Partner effective as of any future date they specify.

          19.3 Treatment of Book Capital Account of Expelled Partner. Any Partner so expelled shall, within a reasonable period determined by the Partnership which may include installment payments over five (5) years after the date the expulsion becomes effective, be paid the positive balance, if any, in its Book Capital Account after: (a) closing out its profits and losses (as determined under GAAP) for Book Capital Account purposes; and (b) further subtracting from its Book Capital Account the expelled Partner's or its Affiliate's share of any then existing liabilities of the Partnership, whether or not then due and owing, and any actual damages suffered by the Partnership and other Partners by reason of the default. If the balance in the expelled Partner's Book Capital Account is positive after the closing out of its profits and losses and the subtraction of its (or its Affiliate's) share of then due and owing liabilities of the Partnership, as well as the payment of any damages (which subtracted items are herein referred to as "Current Liabilities"), but such balance is less than the total of such former Partner's (or its Affiliate's) share of any other potential existing Partnership liabilities which are not then due and owing (herein "Non-Current Liabilities"), the Partnership shall retain such part of the expelled Partner's Book Capital Account as is equal to the amount of the expelled Partner's share of such Non-Current Liabilities, until all such liabilities are paid in full. Such retained moneys may be invested and reinvested as the Partnership deems appropriate and shall constitute a security interest in the possession of the Partnership to secure the payment of such Non-Current Liabilities of the expelled Partner, and such expelled Partner agrees that such security interest in its Book Capital Account shall pass to the Partnership and the Partnership shall take possession thereof for the purpose of obtaining perfection of such security interest on the earlier of the date of its expulsion or the date the expelled Partner enters voluntary bankruptcy proceedings of any type or becomes bankrupt. The Partnership shall apply all amounts retained from the expelled Partner's Book Capital Account (including any interest earned thereon) to the payment of such Non-Current Liabilities to the extent that such payments would have constituted a proper charge against the Book Capital Account of such expelled Partner had it not been expelled. At the time that all Non-Current Liabilities of the Partner shall have been paid in full, the Partnership shall refund to the expelled Partner any funds remaining on deposit with the Partnership from such Partner's Book Capital Account.

          19.4 Other Obligations of Expelled Partner. From the date of its expulsion, the expelled Partner shall have no Ownership Interest in the Partnership and shall not share in its profits and losses. Such expelled Partner shall, however, be and remain directly liable for payment of (in addition to and after application of any moneys retained by the Partnership from its Book Capital Account) its Partnership share of any Current Liabilities and Non-Current Liabilities that existed as of the date of such Partner's expulsion until such liabilities are paid in full, and shall remain fully responsible for any obligations it may have incurred pursuant to Article 15.

     20.  Dissolution and Winding Up of the Partnership

          20.1 Dissolution. The dissolution of the Partnership shall be caused only by the following events:

                (a) The written consent of all Partners to dissolve the Partnership.

                (b) The withdrawal (other than pursuant to a sale or other disposition by a Partner of its Ownership Interest as authorized herein), expulsion, dissolution or bankruptcy of any Partner or bankruptcy of the Partnership.

                (c) The sale by the Partnership of all or substantially all of its assets.

                (d) By any event which makes it unlawful for the business of the Partnership to be carried on or for the Partners to carry it on in partnership.

                (e) By expiration of the Partnership term as provided in Article 4.
                (f)  By court decree of dissolution as provided by the Act.

     Each Partner covenants and agrees that it will not cause a dissolution of the Partnership, directly or indirectly by (i) bankruptcy, (ii) being expelled pursuant to Section 19.2 of this Agreement, (iii) withdrawal from the Partnership, (iv) in the case of a partnership or a corporation, the taking of any voluntary action or inaction to dissolve itself, or (v) breaching any other material provision of this Agreement. It is understood that should any Partner or Partners dissolve the Partnership in contravention of this provision, that Partner or Partners shall be liable to the other Partners for damages for wrongful dissolution. Such Partner also irrevocably waives any right it may have under Texas law to be paid the value of its Ownership Interest.

     For the purposes of this Section 20.1, a bankruptcy occurs whenever (a) an entity makes an assignment for the benefit of all or substantially all of its creditors or applies for the appointment of a trustee, liquidator or receiver of any substantial part of its assets, or commences any proceeding relating to itself under any bankruptcy, reorganization or similar laws (including the Federal Bankruptcy Code of 1978, Title 11 of the United States Code and any state insolvency act), or any such application is filed or proceeding is commenced against such entity and such entity indicates its consent thereto; or
(b) an order, judgment or decree is entered by any court of competent jurisdiction, appointing a trustee, liquidator or receiver for an entity or for all or a substantial part of such entity's assets and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred eighty (180) consecutive days.

          20.2 Continuance of Business After Dissolution. In the event the Partnership is ever dissolved as a result of the withdrawal, bankruptcy, dissolution, legal incompetency, expulsion or a default or other act in contravention of this Agreement by one or more (but less than all) of the Partners (hereinafter referred to as the "Dissolving Partner" or "Dissolving Partners"), then the remaining Partner or Partners agree to continue the business of the Partnership and to form a new Partnership under the terms of this Agreement for the purpose of continuing the business. The resulting new Partnership will be owned by all Partners other than any Dissolving Partner in the same relative proportion as their previous Ownership Interests. However, such Partners other than any Dissolving Partner may, by unanimous agreement, accept a new Partner or Partners to take the place of the Dissolving Partner or Dissolving Partners.

          20.3 Liquidation of the Partnership. Upon the dissolution of the Partnership under circumstances in which the business is not continued as provided in Section 20.2, no further business shall be conducted by the Partnership, except for the taking of such action as shall be necessary for the winding up of its business and affairs, the liquidation of its assets and/or the distribution of its assets to the Partners. Unless otherwise decided by the Partnership Committee, the Operator shall be the liquidating trustee for the Partnership. The winding up and liquidation of the Partnership shall consist of the sale of the properties of the Partnership, at the conclusion of which the Partnership shall terminate.

          20.4 Winding Up of the Partnership. Upon the dissolution of the Partnership, the proceeds from the liquidation of the assets of the Partnership and collection of the receivables of the Partnership together with assets distributed in kind, to the extent sufficient, shall be applied and distributed in the following order of priority:

               (a) To the payment and discharge of all of the Partnership's debts and liabilities and the expenses of liquidation;

               (b) To the creation of any reserves that the liquidating trustee and Operator deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

               (c) To the payment and discharge of all of the Partnership's debts and liabilities owing to Partners, but if the amount available for payment is insufficient, then pro rata in accordance with the amounts of these debts and liabilities; and

               (d) To the Partners with positive F.I.T. Capital Accounts in accordance with the ratio of their F.I.T. Capital Accounts.

     21.  Alternative Dispute Resolution Procedures.

          Any dispute, controversy or claim arising out of or relating to this Partnership Agreement, or the breach of performance hereof, including but not limited to, any disputes concerning the interpretation of the terms and provisions hereof, but excluding any matter which is within the exclusive jurisdiction of, and is decided by, a regulatory agency having jurisdiction over the Partnership with respect to such matter, shall be resolved through the use of the following procedures or any other procedures mutually agreed to in writing by each of the Partners:

          (a) The parties will initially attempt in good faith to resolve any disputes, controversy or claim arising out of or relating to this Agreement.

          (b) Should the parties directly involved in any dispute, controversy or claim be unable to resolve same within a reasonable period of time, such dispute, controversy or claim shall be submitted to the Partnership Committee with such explanation or documentation as the Parties deem appropriate to aid the Partnership Committee in their consideration of the issues presented. The date the matter is first submitted to the Partnership Committee shall be referred to as the "Submission Date." The Partnership Committee representatives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within forty-five
(45) days after the Submission Date.

          (c) If the Partnership Committee representatives cannot so resolve any dispute, controversy, or claim submitted to it within forty-five (45) days after the Submission Date, the Parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within sixty
(60) days after the Submission Date using any mediator upon which they mutually agree. If the Parties are unable to mutually agree upon a mediator within seventy-five (75) days after the Submission Date, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Houston, Texas. The cost of the mediator will be split equally between the Parties to the controversy unless they agree otherwise in writing.

          (d) If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of the initiation of such procedure, or if either Partner will not participate in such mediation, either Partner may request that the matter be resolved through arbitration by submitting a written notice (the "Arbitration Notice") to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C.
(S) 1 et seq., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

          (e) The Arbitration Notice shall name the noticing Partner's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Partner shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall elect the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Partner shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the regulated oil or liquid petroleum gas pipeline industry to decide the issues presented for arbitration. No arbitrator shall be a current or former director, officer or employee of either Partner, or its affiliates; an attorney (or member of a law firm) who has rendered legal services to any Partner, or its affiliates, within the preceding three years; or an owner of any of the common stock of either Partner or its Affiliates.

          (f) The three arbitrators shall commence the arbitration proceedings within twenty-five (25) days following the appointment of the third arbitrator. The arbitration proceedings shall be held in Houston, Texas at a mutually acceptable site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings. Each Partner shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. After the presentation of the evidence has concluded, each Partner shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. If the issue under consideration is limited to a determination of an amount of money owed by one Partner to the other, the arbitration panel shall be charged to select from the two proposals the one which the panel finds to be the most reasonable and consistent with the terms and conditions of this Agreement, and the arbitration panel shall not average the Parties' proposals or otherwise craft its own remedy. The arbitration panel shall not have the authority to award punitive, exemplary or consequential damages. The arbitrators' decision must be rendered within thirty (30) days following the conclusion of the hearing or submission of the evidence, but no later than 90 days after appointment of the third arbitrator.

          (g) The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Partner shall be responsible for its own expenses and those of its counsel or other representatives. Each Partner hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Partner. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Partner shall be entitled to recover reasonable attorneys' fees and court costs in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitration panel under this Agreement.

          (h) All deadlines specified herein may be extended by mutual agreement of the Parties. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Partner may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the Parties will continue in good faith in the procedures specified herein. All applicable statutes of limitation, including without limitation, contractual limitation periods provided for in this Agreement, shall be tolled while the procedures specified in this Section are pending. The Parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation.

     22.  Further Assurance

             Each of the Partners agrees to execute and deliver all such other additional instruments and documents and to do such other acts and things as may be necessary more fully to effectuate this Agreement and the Partnership created hereby and to carry on the business of the Partnership in accordance with this Agreement.

     23.  Waiver

             No waiver by any Partner of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Partners from, performance of any other provision, condition or requirement herein; nor be deemed to be a waiver of, or in any manner release the other Partners from future performance of the same provision, condition, or requirement; nor shall any delay or omission of any Partner to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

     24.  Independent Conduct

             Each of the Partners and their respective Affiliates reserve and retain the right to engage in all businesses and activities of any kind whatsoever (regardless of whether the same may be in competition with the business and activities of the Partnership), and to acquire and own all assets however acquired and wherever situated, and to receive compensation or profit therefrom, for their own respective accounts and without in any manner being obligated to disclose such business and activities or assets or compensation or profit to the other Partners or to the Partnership.

     25.  Applicable Law

             THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAW.

     26.  Subject to Applicable Law

             This Agreement and the obligations of the Partners hereunder are subject to all applicable laws, rules, court decisions, orders and regulations of governmental authorities having jurisdiction.

     27.  Severability

             Any provision of this Agreement prohibited by applicable law shall be invalid to the extent of such prohibition unless it is determined by the Partnership Committee, in accordance with Section 8.6, that such prohibition invalidates the purposes or intent of this Agreement.

     28.  Headings

             The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     29.  Binding Effect

             This Agreement and the covenants, obligations, undertakings, rights and benefits shall be binding on and inure to the benefit of the respective successors and assigns of the Partners, except to the extent of any contrary provision in this Agreement.

     30.  Benefits of Agreement Restricted to Parties

             Nothing in this Agreement, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and their successors and assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or under any covenant, conditions or provisions contained herein; and all such covenants, conditions and provisions shall be for the sole benefit of the parties hereto.

     31.  Counterparts

             The Partners may execute the Agreement in two or more counterparts, which shall, in the aggregate, be signed by all of the Partners; each counterpart shall be deemed an original instrument as against any Partner who has signed it.

     32.  Entire Agreement

             This Agreement constitutes the entire agreement between the Partners concerning the subject matter hereof and the same supersedes any prior understanding or written or oral agreements relative to said matter.

     33.  Amendment

             This Agreement may be amended only by agreement in writing of all the Partners.

     34.  Notices

             All notices required or permitted under this Agreement to be given to any Partner or the Partnership shall be in writing and shall be deemed given when personally delivered to the individual or individuals designated in writing by that Partner or, for notices to the Partnership, to the Secretary of the Partnership Committee; when sent by telex or facsimile; or five (5) days after being mailed, postage prepaid, certified or registered, return receipt requested and addressed as specified in writing by that Partner or, for notices to the Partnership, to the Secretary of the Partnership Committee; provided, that, in the case of notices which are mailed and which require the party or parties being given notice to take action within a specified time period, the party giving notice shall make a good faith effort to contact the party or parties being given notice by telephone during the five (5) day period following mailing to advise them of the mailing of the notice. The persons initially designated by each Partner for receipt of notice and the address for such notice is shown on the execution page of this Agreement next to each Partner's signature.

Such designated person or address may be changed by a Partner by proper notice to all other Partners and the Secretary of the Partnership Committee.

ACCEPTED and AGREED to on the date above written.

WTLPS, Inc.
                                   WTLPS, Inc.'s Address for Notices:

By:_______________________

Title: President                   WTLPS, Inc.
                                   Attention:  President
                                   13430 Northwest Freeway
                                   Suite 1200
                                   Houston, Texas  77040
                                   Phone:  713-507-________
                                   Fax:  713-507-6808

                                   with a copy to:

                                   WTLPS, Inc.
                                   Attention:  Vice President & General Counsel
                                   13430 Northwest Freeway
                                   Suite 1200
                                   Houston, Texas  77040
                                   Phone:  713-507-3725
                                   Fax:  713-507-6834


WPC LP, Inc.
                                   WPCLP, Inc.'s Address for Notices:

By:______________________

Title: President                   WTLPS, Inc.
                                   Attention:  President
                                   13430 Northwest Freeway
                                   Suite 1200
                                   Houston, Texas  77040
                                   Phone:  713-507-________
                                   Fax:  713-507-6808
                                   with a copy to:

                                   WTLPS, Inc.
                                   Attention:  Vice President & General Counsel
                                   13430 Northwest Freeway
                                   Suite 1200
                                   Houston, Texas  77040
                                   Phone:  713-507-3725
                                   Fax:  713-507-6834

Chevron Pipe Line Company          Chevron Pipe Line Company's
                                     Address for Notices
By:_______________________


Title:                             CHEVRON PIPE LINE COMPANY
                                   Attention:  W. E. Erwin
                                   1400 Woodloch Forest Drive
                                   The Woodlands, Texas  77380
                                   PHONE:  713-363-5449
                                   FAX:  713-363-7214


Chevron Raven Ridge Pipe Line      Chevron Raven Ridge Pipe Line Company's
  Company                            Address for Notices
By:_______________________

Title:                             CHEVRON PIPE LINE COMPANY
                                   Attention:  W. E. Erwin
                                   1400 Woodloch Forest Drive
                                   The Woodlands, Texas  77380
                                   PHONE:  713-363-5449
                                   FAX:  713-363-7214

                                   EXHIBIT A

                              OWNERSHIP INTERESTS



Partner                                  Type of Partnership Interest              Ownership Interest
-------                                  ----------------------------              -----------------

WTLPS, Inc.                              General Partner                            00.49%
Chevron Pipe Line Company                General Partner                            00.51%

WPC LP, INC.                             Limited Partner                            48.51%
Chevron Raven Ridge Pipe Line Company    Limited Partner                            50.49%


                                   EXHIBIT B

                               MAP OF THE SYSTEM

                                   EXHIBIT C

                     FINANCIAL RESPONSIBILITY REQUIREMENTS


Each potential new Partner in the West Texas LPG Pipeline Limited Partnership must demonstrate adequate financial responsibility itself or through a Credit Worthy Affiliate. Such credit worthiness may be demonstrated by satisfying one of the four methods of meeting financial responsibility described below.


Method I

     The Partner or its Affiliate has senior unsecured debt outstanding which is rated by:

     (a)  Moody's Investors Services    Baa3 or better, and
     (b)  Standard and Poors            BBB or better

Method II

     If a Partner or its Affiliate fails to meet the above test, then the following criteria will be applied to the Partner's or its Affiliate's financial statements:

     1.  Debt/Capital less than or equal to 55%; or

     2.  Debt/EBITDA less than or equal to 3.5; or

     3.  Net worth greater than or equal to $250 million; or

     4.  Current assets/current liabilities greater than or equal to 1.0.

If the Partner or Affiliate meets any one of the above criteria, then such Partner or Affiliate shall be deemed to have adequate financial capability to fulfill the obligations of a Partner.

                                   EXHIBIT D

                               ENABLING AGREEMENT


This Agreement, dated as of _____________, 199__, among WTLPS, Inc., a Delaware corporation; WPC LP, Inc., a Delaware corporation; Chevron Pipe Line Company, a Delaware corporation; Chevron Raven Ridge Pipe Line Company, a Delaware corporation (hereinafter collectively the "Owners") and_________, a_____________ corporation (hereinafter "C"), is made with reference to the following facts and circumstances.

____________________, a______________ corporation ("X"), a wholly owned subsidiary of C will become an Partner in the West Texas LPG Pipeline Limited Partnership (the "Partnership") by executing the West Texas LPG Pipeline Limited Partnership Agreement (the "Partnership Agreement ").


     The parties desire to set forth the commitment of X to the Owners.

     NOW THEREFORE, the parties agree as follows:

          1. C will cause and enable X to comply at all times with the terms and conditions of the Partnership Agreement, as it may be amended from time to time. In the event X breaches the Partnership Agreement, C shall indemnify and hold harmless the Owners for all costs, losses, damages and expenses caused by such breach.

          2. This Enabling Agreement is executed solely for the benefit of the Owners and the Partnership and no other party shall have any rights hereunder.

          3. This Enabling Agreement shall remain in effect so long as the Partnership Agreement is in effect.

          4. This Enabling Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute but one document.

     EXECUTED as of the date first above stated.

WTLPS, Inc.                         Chevron Pipe Line Company


By:                                 By:
   -----------------------             --------------------------

Title:                              Title:
     ---------------------                ------------------------

WPC LP, Inc.                        Chevron Raven Ridge Pipe Line Company


By:                                 By:
   -----------------------             ---------------------------

Title:                              Title:
      --------------------                ------------------------


"C"


By:
   -----------------------
Title:
      --------------------

                                   EXHIBIT E

                                  TAX MATTERS


     1. Tax Returns, Proceedings and Elections. Tax returns, proceedings, and elections shall be governed by the provisions of this Exhibit E as it may be amended from time to time by a vote of the Partnership Committee.
          (a) Chevron Pipeline Company is designated the tax matters Partner ("TMP") as defined in Section 6231(a)(7) of the Code. The designation of TMP shall be effective only for operations conducted by the Partners pursuant to this Agreement.
          (b) The TMP shall cause to be prepared all necessary federal, state, and local Partnership income, excise, and property tax returns and, except for excise taxes, furnish a copy of the proposed return to the Partners for their review not later than one month prior to the due date, including extensions, for filing such returns. The TMP shall timely file such returns and shall provide the Partners with schedules which are consistent with the treatment of all items on those returns. The TMP agrees to use its best efforts in the preparation and filing of such tax returns but, in doing so, shall incur no liability to any Partner with respect to such returns or any elections relating thereto.
          (c) The Partners shall furnish the TMP with such information as it may reasonably request to aid in the preparation of the Partnership returns and which will permit it to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed-to such Partners as provided in
Section 6223 of the Code.
          (d) To the extent and in the manner provided by treasury regulations, the TMP shall keep each Partner informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a)(3) of the Code) at the Partnership level.
          (e) If an administrative proceeding contemplated under Section 6223 of the Code has begun, the Partners shall notify the TMP of their treatment of any Partnership Item on their federal income tax return in a manner which is or may be inconsistent with the treatment of that item on the Partnership return.
          (f) The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without the prior written consent of the Partners.
          (g) Any Partner who enters into a settlement agreement with the Secretary of the Treasury with respect to Partnership Items shall notify the other Partners of such settlement agreement.
          (h) The TMP shall not bind other Partners to a settlement agreement without getting the concurrence, in writing, of the Partners which will be bound by such agreement.
          (i) The TMP shall notify all Partners of any intention to file a petition with a court for a readjustment of any Partnership Items. Such notice shall be given within a reasonable time so that the Partners may participate in choosing the forum for the filing of any petition. This provision shall not apply to any Partner who does not have an interest in the outcome. Whether a Partner has an interest in the outcome will be determined using the standard in
Section 6226(d) of the Code. Further, the TMP or other Partner who had brought the action under Section 6226 of the Code, shall provide other Partners with notice of any intention to seek review of a determination by any court under that Section.
          (j) No Partner may file a request for an administrative adjustment of Partnership Items for any Partnership taxable year pursuant to Section 6227 of the Code without first notifying all other Partners. If the other Partners agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership.
          (k) If any part of an administrative adjustment request filed by a Partner is not allowed by the Internal Revenue Service, the Partner filing such request shall seek the concurrence of other Partners with regard to the filing of a petition with a court and with regard to seeking review of the determination by any court in the same manner as provided in Section l(i) of this Exhibit.
          (l) The TMP and other Partners shall use their best efforts to comply with the responsibilities as outlined here and in Sections 6222 through 6233 of the Code but shall incur no liability to any other Partner for failure to fulfill such responsibilities.
          (m) The provisions of this Exhibit E shall survive the termination of the Partnership or the termination of any Partner's interest in the Partnership and shall remain binding on the Partners for a period of time necessary to resolve with the Internal Revenue Service of the Department of the Treasury any and all matters regarding the federal income taxation of the Tax Partnership and any applicable state income tax matters.

     2. Elections. The parties agree that the TMP is directed to make the following elections on behalf of the Partnership in the appropriate returns of the Partnership prepared pursuant to Section 1 above:
          (a)   To adopt the accrual method of accounting;
          (b) To compute the allowance for depreciation or cost recovery using the shortest permissible life and most rapid recovery method permitted under the Code;
          (c) To elect the Calendar Year as the Fiscal Year of the Partnership;
          (d) To elect in a timely manner pursuant to Secion 266 of the Code and the Treasury Regulations thereunder to charge to the capital account with respect to the property acquired or constructed by the Partners under this Agreement all taxes and carrying charges including interest on indebtedness, which may be capitalized thereunder;
          (e) To elect to amortize all organization costs of the Partnership under Section 709 of the Code; and
          (f) To make such other elections as the Partnership Committee may direct.

     3. Section 754 Election. Upon the transfer of an interest in the Partnership, the Partnership shall make an election pursuant to Section 754 of the Code to adjust the basis of Partnership Property.